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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 6)*

                                The Buckle, Inc.
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                              (Name of Issuer)

                                  Common Stock
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                       (Title of Class of Securities)

                                  118440 10 6
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                                 (CUSIP Number)


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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

                         Continued on following page(s)

                               Page 1 of 3 pages
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CUSIP NO.   118440 10 6                 13G                  PAGE 2 OF 3 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        DANIEL J. HIRSCHFELD
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        UNITED STATES
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    Number of
                           5       Sole Voting Power

     Shares                             13,200,000
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power


     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                             13,200,000
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

           13,200,000
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)


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 11     Percent of Class Represented by Amount in Row (9)

           0.65
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 12     Type of Reporting Person (See Instructions)
           IN
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                                                               Page 3 of 3 Pages

                                  SCHEDULE 13G

Item 1(a)    Name of Issuer:   The Buckle, Inc.

Item 1(b)    Address of Issuer's Principal Executive Offices:
             2407 West 24th Street, Kearney, Nebraska  68845

Item 2(a)    Name of Person Filing:    Daniel J. Hirschfeld

Item 2(b)    Address of Principal Business Office, or if none, Residence:
             2407 West 24th Street, Kearney, Nebraska  68845

Item 2(c)    Citizenship:      United States

Item 2(d)    Title of Class of Securities:      Common Stock

Item 2(e)    CUSIP Number:     118440 10 6

Item 3       Not Applicable

Item 4       Ownership
             (a)    Amount Beneficially Owned: 13,200,000
             (b)    Percent of Class: 64.8%
             (c)    Number of shares as to which such person has:
                    (i)  sole power to vote or to direct the vote:   13,200,000
                    (ii) shares power to vote or to direct the vote:  0
                   (iii) sole power to dispose or to direct the
                         disposition of:           13,200,000
                    (iv) shared power to dispose or to direct the
                         disposition of:             0
Item 5   Ownership of Five Percent or Less of a Class:   Not Applicable

Item 6   Ownership of More than Five Percent on Behalf of Another Person:
         Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
         Not Applicable

Item 8   Identification and Classification of Members of the Group:
         Not Applicable

Item 9   Notice of Dissolution of Group:    Not Applicable

Item 10 Certification. This statement is not filed pursuant to Rule 13d-1(b) or 13d-1(c).

         SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

  February 12, 2002                           /s/  DANIEL J. HIRSCHFELD
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Date                                          Daniel J. Hirschfeld/Chairman